Exhibit 10.3

REPUBLIC FIRST BANK DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of December 31, 2009 (the “Effective Date”)

WHEREAS, BSC Services Corp. (“BSC”) previously established a nonqualified deferred compensation plan designated as the BSC Services Corp. Deferred Compensation Plan (the “BSC Plan”) for certain employees, including employees who provided services for Republic First Bancorp, Inc. (the “Company”) or its subsidiary, Republic First Bank (collectively referred to as “Republic First”); and

WHEREAS, the operations of Republic First have been separated from the business operations of other employers whose employees were covered by the BSC Plan; and

WHEREAS, the Company, acting as the successor to BSC with respect to the BSC Plan as operated for the benefit of employees providing services to Republic First, desires to assume the portion of the BSC Plan covering such employees and to amend and restate that portion of the BSC Plan as the Republic First Bank Deferred Compensation Plan (the “Plan”), effective as of the Effective date, as hereinafter set forth.

ARTICLE I
DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1 “Account” means, with respect to a Participant, the bookkeeping account maintained under the Plan in the Participant’s name to which is credited Company Contributions, if any, and Deferral Contributions, if any, as adjusted to reflect the income, gains and losses credited with respect to such contributions and any distributions to the Participant.  The starting balance in a Participant’s Account as of the Effective Date shall be the Participant’s accrued benefit under the BSC Plan as in effect immediately prior to the Effective Date.

1.2  “Base Compensation” means, with respect to a Participant, the Participant’s regular salary as adjusted on a quarterly basis.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means (a) breach of a fiduciary duty to the Company involving personal profit or which causes harm to the Company or any subsidiary, (b) conviction of a felony or willful violation of any banking law or regulation or an indictment or return of any information, or a conviction involving a crime of moral turpitude, (c) negligent performance of the Participant’s duties that results in a material impairment of the Company’s financial condition, (d) an order from any regulatory authority to terminate the Participant for breach of any law or regulations, or (e) a failure of the Participant to comply with a direct lawful written order of the Board.

1.5 “Change in Control” means, with respect to each Participant, any one of the following events:  (i) a change in the ownership of the entity that is the principal service recipient with respect to a Participant (the “Participant’s Service Recipient”), (ii) a change in the effective control of a Participant's Service Recipient, or (iii) a change in the ownership of a substantial portion of the assets of a Participant's Service Recipient, each such event as hereafter defined, where the occurrence of such event must be objectively determinable, without discretionary authority by the Committee.

(a) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as hereafter defined) acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires  its stock in exchange for property will be treated as an acquisition of stock for this purpose.  This definition applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

For purposes of the foregoing, persons will not be considered to be "acting as a group" solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

A change in the effective control of a corporation occurs on the date that either:  (i) any one person, or more than one person acting as a group (as defined above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that the term corporation refers solely to the relevant corporation, for which no other corporation is a majority shareholder.

(b) In the absence of an event described above, a change in the effective control of a corporation will not have occurred.

(c) A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control event.

(d) If any one person, or more than one person acting as a group (as defined above) is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(e) A change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group (as defined above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(f) There is no Change in Control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph.  A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to:  (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;  (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;  (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).  For purposes of this paragraph, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction , but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.7 “Committee” means the Compensation Committee of the Board.

1.8 “Company”  means Republic First Bancorp, Inc., a Pennsylvania corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company.

1.9 “Company Contribution” means the amounts credited to a Participant’s Account as determined under Section 3.1.

1.10  “Deferral Contribution” means the amounts credited to a Participant’s Account as determined under Section 3.2.

1.11 "Disability" means a Participant's total and permanent disability, as determined by the Committee.

1.12  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13 “Non-Employee Director” means a member of the Board.

1.14 “Participant” means each person who was a participant in the BSC Plan prior to the Effective Date, who as an account balance under the BSC Plan, and who continues to be employed by Republic First or who continues to be a Non-Employee Director.

1.15 “Plan” means the Republic First Bank Deferred Compensation Plan, as set forth herein and as may be amended from time to time.

1.16 “Plan Year” means each calendar year beginning on or after the Effective Date.

1.17  “Termination of Employment” means, with respect to a Participant, the date the Participant ceases to be an employee of Republic First or, in the case of a Non-Employee Director, the date the Non-Employee Director ceases to be a voting member of the Board.  Termination of employment hereunder includes termination on account of Disability or death.  All determinations regarding whether or not there has been Termination of Employment for purposes of the Plan shall be consistent with the requirements of Code Section 409A and applicable guidance from the IRS or the U.S. Treasury, including the definition of “separation from service” set forth in Treasury Regulation Section 1.409A-1(h).

1.18 "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from illness or an accident of the Participant, the Participant's spouse, or a dependent of the Participant (as defined in Code Section 152(a)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control.  A situation shall be considered to constitute an Unforeseeable Emergency for these purposes only if the circumstances would constitute an “unforeseeable emergency” as that term is used for purposes of Code Section 409A(a)(2)(B)(ii) and Treasury Regulation Section 1.409A-3(i)(3)(i).

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.

ARTICLE II
ADMINISTRATION AND ELIGIBILITY FOR PARTICIPATION

2.1 Administration by the Committee.  The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions of the Plan.

2.2 Powers and Duties of the Committee.  The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan.  The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, questions of eligibility, determinations of Cause and the status and rights of employees, Non-Employee Directors, Participants and other persons.  Any such determination by the Committee shall presumptively be conclusive and binding on all persons.  The regularly kept records of the Company shall be conclusive and binding upon all persons with respect to the amount of a Participant’s Base Compensation for a Plan Year.  All rules and determinations of the Committee shall be uniformly and consistently applied with respect to all Participants in similar circumstances.

2.3 Eligibility for Participation. Those individuals who were participants in the BSC Plan immediately prior to the Effective Date and who are employed by Republic First or who are Non-Employee Directors shall participate in the Plan.  Each Participant shall continue to be a Participant until his or her benefit hereunder is distributed in full (or forfeited).  No other individual shall become a Participant on or after the Effective Date.

2.4 Applicability of ERISA.  The operation and interpretation of the  Plan, including but not limited to, the designation of senior executives, officers and Non-Employee Directors as Participants, shall be consistent with the fact that the Plan is primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as provided in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

ARTICLE III
CONTRIBUTIONS

3.1 Company Contribution.  The Company may credit, from time to time, to a Company Contribution Participant’s Account such amount, if any, that the Committee determines to be appropriate, at its sole discretion.  Company Contributions shall be credited to a Company Contribution Participant’s Account as soon as administratively practicable following the Committee’s determination to make such a contribution.

3.2 Deferral Contribution.  For periods starting on or after the Effective Date, no additional contributions by any Participant shall be permitted, except to the extent an irrevocable election to make such contributions has been made previously and must be given effect to comply with applicable provisions of Code Section 409A.

3.3 Investment. Each Participant’s Account shall be credited as of the Effective Date, with the amount credited on the immediately preceding date under the terms of the BSC Plan.  For all periods on or after the Effective Date, each Participant’s Account shall be credited with gains, losses and expenses as if such Account had been invested, at the direction of the Participant, in such investments as selected by the Participant.  For these purposes, Participants shall be permitted to elect investments in any investment available generally as a publicly traded investment fund or security, subject to such rules and regulations as may be established from time to time for these purposes by the Committee.

ARTICLE IV
VESTING AND DISTRIBUTION

4.1 Vesting of Company Contributions.  Each Company Contribution credited to a Participant’s Account under the BSC Plan shall become vested three (3) years after the end of  the plan year to which the contribution applies, during which the Participant is continuously employed by Republic First.  Amounts credited to a Participant’s Account under Section 3.2 shall always be fully vested.  Any nonvested amounts shall become fully vested upon a Change in Control.  Except as expressly provided herein, upon a Participant’s Termination of Employment for any reason, all nonvested deferral credit amounts under Section 3.1 shall be forfeited.  Notwithstanding the foregoing, all amounts credited to a Participant’s Account under Section 3.1, whether vested or nonvested, shall be forfeited upon the Participant’s Termination of Employment for Cause.

4.2 Distribution of Account Upon Termination of Employment.  Following a Participant’s Termination of Employment for any reason, the Participant’s vested Account shall be distributed in a single lump sum, as soon as practicable. Such distribution hereunder shall be made in cash or as an in-kind distribution of an investment, as determined at the discretion of the Committee.

Notwithstanding the foregoing, the vested Account of any Participant who is a “specified employee” (as defined below) shall not be distributed until the six month anniversary of such Participant’s termination of employment.  For these purposes, a “specified employee” shall have the meaning as set forth in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i).

4.3 Distribution on Account of Unforeseen Emergency.  Upon notification by a participant to the Committee of an Unforeseen Emergency, the Participant may request a distribution of all or a portion of the Participant's vested Account, in a single lump sum, as soon as practicable following such notification.  Such distribution hereunder shall be made in shares of the common stock of the Public Companies, as determined by the Committee; provided, however, that the amount that may be distributed to a Participant by reason of an Unforeseeable Emergency may not exceed the amount reasonably necessary to satisfy the emergency need, as provided in Treasury Regulation Section 1.409A-3(i)(3)(ii).

ARTICLE V
AMENDMENT OR TERMINATION

5.1 Amendment or Termination.  The Company reserves the right to amend or terminate the Plan at any time and for any reason by action of the Committee.

5.2 Effect of Amendment or Termination.  No amendment or termination of the Plan shall divest any Participant or beneficiary of the amounts credited to the Participant’s Account, or of any rights to which the Participant would have been entitled if the Participant had a Termination of Employment immediately prior to the effective date of such amendment.  Upon termination of the Plan, distribution of Participants’ Accounts shall be made to Participants or their beneficiaries in the manner elected by such Participants, unless the Company determines to distribute all Accounts in some other manner.

ARTICLE VI
GENERAL PROVISIONS

6.1 Participants’ Rights Unsecured.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder.  The right of a Participant or the Participant’s beneficiary to receive a distribution of the Participant’s Account hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Company.

6.2 No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by Republic First or any other person or entity that the assets of Republic First will be sufficient to pay any benefit hereunder.  No Participant or other person shall have any right to receive a benefit or a distribution of Accounts under the Plan except in accordance with the terms of the Plan.

6.3 No Enlargement of Employee Rights.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of Republic First.

6.4 Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

6.5 Applicable Law.  The Plan shall be construed and administered under the laws of the Commonwealth of Pennsylvania except to the extent preempted by federal law.

6.6 Designation of Beneficiary.  A Participant may designate, in the form and manner approved by the Committee, a beneficiary or beneficiaries to receive the benefits payable after the Participant’s death under Section 4.1.  In the absence of a designated beneficiary, benefits payable upon a Participant's death shall be paid to his or her estate.

6.7 Incapacity of Recipient.  Subject to applicable state law, if any person entitled to a payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan.

6.8 Limitations on Liability.  Notwithstanding any other provision of the Plan, none of the Company, Republic First Bank, any member of the Committee, any individual acting as an employee or agent of the Republic First, or the Committee, shall be liable to any Participant, former Participant or any beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.9 Claims Procedure.  In the event that a Participant’s claim for benefits under the Plan is denied in whole or in part by the Committee, the Committee will notify the Participant (or beneficiary) of the denial.  Such notification will be made in writing, within 90 days of the date the claim is received by the Committee.  The notification will comply with applicable Department of Labor regulations.

The Participant (or beneficiary) has 60 days from the date he or she receives notice of a claim denial to file a written request for review of the denial with the Committee.  The Committee will review the claim denial and inform the Participant (or beneficiary) in writing of its decision within 60 days of the date the claim review request is received by the Committee.  Such notification will comply with applicable Department of Labor regulations.  This decision will be final.

6.10 Tax Liability.  Republic First may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as such employer may reasonably estimate to be necessary to cover any taxes for which Republic First may be liable and which may be assessed with regard to such payment.

6.11 Compliance with Securities Laws.  The Committee shall have the power to make the crediting of amounts and deferral of Compensation under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, or any applicable laws governing the offering and sale of securities in any other jurisdiction.

6.12 USERRA.  Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to “qualified military service” will be provided in accordance with section 414(u) of the Code.

REPUBLIC FIRST BANCORP, INC.

By: /s/ Harry D. Madonna

Date: 12/31/09